Filed in the office of	Document Number
/s/Ross Miller Ross Miller Secretary of Stale State of Nevada	20070561168-56
Filing Date and Time
08/15/2007 4:00 PM
Entity Number
C20370-2000

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 69701-4299
(775)694-5706

Certificate of Change (PURSUANT TO NRS 78.209)

Certificate of Change Filed Pursuant to NRS 78.209
For Nevada Profit Corporation

1.  Name of corporation: Shearson Financial Network, Inc.

2.  The board of directors have adopted a resolution pursuant to NRS 78.207.

3.  The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:
1,000,000,000 shares of common stock, par value of $0.001
15,000,000 shares of Series A preferred stock, per value of $0.01

4.  The current number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:
300,000,000 shares of common stock, par value of $0.001
15,000,000 shares of Series A preferred stock, par value of $0.01

5.  The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:
Shares of common stock held by each holder of record on the effective shall be automatically consolidated at the rate of one for two hundred (1-200) without any further action on the part of the stockholders of the Corporation.

6.  The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:
Fractional shares will be aggregated, and any remaining fractional shares will be rounded up to one whole share.

7.  Effective date of filing August 10, 2007

8. Officer signature (required):	/s/ Michael A. Barron
Michael A. Barron
Chief Executive Officer